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                                                                   EXHIBIT 10.42


Amendments to the Resource Bancshares Mortgage Group, Inc. Omnibus Stock Award Plan, Formula Stock Option Plan and Non-Qualified Stock Option Plan

         The directors discussed increasing the number of shares subject to the Corporation's Omnibus Stock Award Plan (the "Omnibus Plan") and Formula Stock Option Plan (the "Formula Plan") and decreasing the number of shares subject to the Non-Qualified Stock Option Plan (the "Non-Qualified Plan"). Upon motion duly made and seconded, and following full discussion, the number of shares subject to the Omnibus Plan was increased by 800,000 shares, the number of shares subject to the Formula Plan was increased by 150,000 shares and the number of shares subject to the Non-Qualified Plan was decreased to the number of shares covered by options currently outstanding thereunder.